Exhibit 99.1

TEJON RANCH CO. REPORTS

FIRST QUARTER RESULTS OF OPERATIONS – 2010

TEJON RANCH, California – (BUSINESS WIRE) – May 7, 2010 – Tejon Ranch Co. (NYSE:TRC) today reported increased revenue from operations for the first quarter of 2010. However, the Company still realized a net loss of $1,370,000, or $0.08 per common share for the first quarter of the year, compared to a net loss of $1,339,000, or $0.08 per common share during the first quarter of 2009. Revenue from operations for the first quarter of 2010 was $4,088,000 compared to $3,891,000 of revenue during the first quarter of 2009.

Results of Operations for the Quarter Ended March 31, 2010:

The primary drivers of the five percent, or net $197,000 increase in revenue during the quarter are increased farming revenues of $328,000 (up 233%), and resort/residential revenues which increased $46,000. Commercial/industrial real estate development and services revenues declined $177,000 during the first three months of the year, a five percent reduction from the same period in 2009. The $328,000 increase in farming revenues was attributable to an increase in the sale of almonds grown in the prior crop year. The resort/residential segment increase in revenues of $46,000 was due to the consolidation of the results of Centennial Founders operations. No revenues were reported for the first three months of 2009 as those operations were accounted for as joint venture earnings during that period. While commercial/industrial revenues declined overall between the comparative periods, oil royalties increased $246,000, an improvement directly tied to the market price of oil, which increased in 2010 compared to the first quarter of 2009. The Company, however, did see declines in cement, sand and rock royalties of $140,000, reduced percentage revenues from our Calpine lease of $89,000, and a drop of $196,000 in land management ancillary service revenues. The decline in sand and rock royalties is tied to reduced production levels as construction activity has been slow to improve.

Investment income fell during the first three months of 2010 compared to the same period in 2009 due to a decline in the balance of funds invested and the recognition of gains on the sale of securities in the first three months of 2009 while no such gains were recognized in the first three months of 2010.

The slight decline in earnings for the first three months of 2010 resulted from the reduced investment income described above, which, combined with equity in losses from our joint ventures, more than offset the improved net segment revenues and reduced operating expenses realized during the three month period. Expenses within our commercial/industrial segment decreased $473,000, or 15%, during the first three months of 2010 compared to the same period in 2009. Reduced compensation expenses accounted for the largest decrease in expenses in this segment, followed by lower marketing expenses, and professional service costs. Farming expenses increased $166,000, or 27%, during the first three months of 2010 compared to the first three months of 2009 due to an increase of $99,000 in cost of sales for prior year crop almonds and an increase of $67,000 in water costs. Our joint ventures generated losses in the first quarter of 2010 which exceeded the losses in the first quarter of 2009, with the largest decrease experienced by our TA/Petro joint venture. Equity in losses of unconsolidated joint ventures increased $195,000, from a loss of $37,000 in 2009 to a loss of $232,000 in 2010. This reduction resulted mainly from losses of $66,000 generated within our TA/Petro joint venture, compared to earnings of $194,000 during the same period in 2009. The new East Side Travel Plaza, constructed and opened in December 2009, had a loss from operations in the first quarter of 2010. New travel plaza facilities routinely take up to three years to achieve consistent profitability so earnings from TA/Petro could remain below historical levels during the remainder of 2010.

2010 Outlook:

During the remainder of 2010 the Company anticipates continued investment in infrastructure at Tejon Industrial Complex, investments in our joint ventures, and possible water purchases. Our strong financial position will allow us to continue to pursue these investments as well as our long-term strategies of land entitlement, development, and conservation.

The Company continues to expect that the variability of its quarterly and annual operating results will continue during 2010. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FIRST QUARTER ENDED MARCH 31

(In thousands, except earnings per share)

(Unaudited)

	2010	2009
Revenues
Real estate - commercial/industrial	$3,573	$3,750
Real estate - resort/residential	46	—
Farming	469	141

Revenue from operations	4,088	3,891
Operating income (loss)
Real estate - commercial/industrial	913	617
Real estate - resort/residential	(945)	(969)
Farming	(304)	(466)

Loss from operating segments	(336)	(818)
Interest income	241	574
Other income (expense)	11	10
Corporate expense	(2,037)	(2,045)

Operating loss from operations before equity in earnings of unconsolidated joint ventures	(2,121)	(2,279)
Equity in earnings (losses) of unconsolidated joint ventures	(232)	(37)

Operating loss before income tax benefit	(2,353)	(2,316)
Income tax benefit	(983)	(977)

Net loss	$(1,370)	$(1,339)
Net loss attributable to non-controlling interest	37	—

Net loss attributable to common stockholders	$(1,333)	$(1,339)

Net loss per share, basic	$(0.08)	$(0.08)

Net loss per share, diluted	$(0.08)	$(0.08)

Weighted average number of shares outstanding:
Common stock	17,092,350	17,002,539
Common stock equivalents	495,361	439,253

Diluted shares outstanding	17,587,711	17,441,792

For the three months ended March 31, 2010 and 2009, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.